Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF ENHABIT, INC.

Enhabit, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.          This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) filed with the Secretary of State on December 31, 2014 and as amended by those Certificates of Amendment filed with the Secretary of State on September 12, 2016, November 1, 2017 and March 7, 2022.

2.          This Certificate of Amendment to the Certificate was duly adopted in accordance with Section 242 of the DGCL.

3.          The Certificate is hereby amended as follows:

Article FOURTH of the Certificate is hereby amended in its entirety to read:

“ARTICLE FOURTH

(1)          Effective immediately, the total number of shares of stock which the Corporation shall be authorized to issue is Two Hundred Million (200,000,000) shares of capital stock, all of which shall be shares of common stock, par value One Cent ($0.01) per share (“Common Stock”).

(2)          Effective as of 11:59 p.m. Eastern Time on June 30, 2022 (such time, the “Recapitalization Time”), the total number of shares of Common Stock issued and outstanding immediately prior to the Recapitalization Time shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of capital stock of the Corporation, be subdivided and converted into a number of shares of validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock authorized for issuance pursuant to this Certificate of Incorporation equal to the product of (i) the number of shares of common stock, par value $0.01 per share, of Encompass Health Corporation issued and outstanding, but not including shares held by Encompass Health Corporation as treasury stock, as of the close of business on June 24, 2022, which is the date set by the Distribution Committee of the Board of Directors of Encompass Health Corporation as the record date for the distribution of shares of Common Stock to the holders of shares of common stock, par value $0.01 per share, of Encompass Health Corporation, multiplied by (ii) 0.5.

(3)          Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all purposes.  Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.”

4.          The Certificate of Amendment to the Certificate shall become effective upon the filing hereof.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on   June 30, 2022.

ENHABIT, INC.

By:	/s/ Barbara A. Jacobsmeyer
Name: Barbara A. Jacobsmeyer
Title: President and Chief Executive Officer

[Signature Page Enhabit, Inc. Certificate of Amendment to Certificate of Incorporation]